Exhibit 5.1

LEDGEWOOD, P.C.

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

October 4, 2016

CardConnect Corp.
100 Continental Drive

Suite 300

King of Prussia, PA 19406

Ladies and Gentlemen:

We have acted as counsel to CardConnect Corp., a Delaware corporation (the “Company”), in connection with the preparation of post-effective amendment No. 1 on Form S-8 to Form S-4 (File Nos. 333-211139 and 333-212484) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 2,664,023 shares of the Company’s common stock, par value $0.001 per share, (the “Common Stock”) issuable upon the exercise of options granted under the FTS Holding Corporation 2010 Stock Option Plan, as amended (the “Plan”), assumed by the Company as of July 29, 2016 in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated March 7, 2016, as amended, by and among the Company, FinTech Merger Sub, Inc. and FTS Holding Corporation. In connection therewith, you have requested our opinion as to certain matters referred to below.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Company in connection with the registration of the Common Stock. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when the Common Stock has been issued and delivered in accordance with the Registration Statement and the Plan, such Common Stock will be duly authorized and validly issued and such Common Stock will be fully paid and non-assessable.

This opinion is limited in all respects to federal laws, the Delaware General Corporation Law, as amended, and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Ledgewood
LEDGEWOOD
a professional corporation